                                                                                                               News Release

FOR IMMEDIATE RELEASE:

CONTACT: George V. Bayly
Co-Chairman
U.S. Can Corporation
(630) 678-8000

                                           U.S. CAN ANNOUNCES MANAGEMENT CHANGES

LOMBARD, ILLINOIS, January 20, 2005 - U.S. Can announced today that Philip Mengel has joined U.S. Can Corporation as
Chief Executive Officer.  George V. Bayly will remain actively involved in the Company as Executive Chairman.

Mr. Mengel, currently a Director of U.S. Can, was the Chief Executive Officer of English Welsh & Scottish Railway in
Britain from January 2000 through December 2003.  From 1996 to January 2000, Mr. Mengel was the Chief Executive Officer
of Ibstock plc, an international building products company based in London.  Mr. Mengel is also director of The Economist
Newspaper Group Ltd.   He will assume his responsibilities as Chief Executive Officer of U.S. Can effective January 20,
2005.

Board of Directors Co-Chairman Carl Ferenbach of U.S. Can, noted "Philip is a respected and recognized business leader with extensive experience in leading companies such as ours.  As a Director of U.S. Can, Philip is very familiar with the operations of the Company.  We believe his experience and leadership will help position the Company for the future and are delighted he has agreed to accept this position."

Mr. Ferenbach added "The Board of Directors and I wish to thank George Bayly for his tenure as Chief Executive Officer of the Company; we are pleased he will remain actively involved in the Company's business as Executive Chairman."

U.S. Can Corporation is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States and food cans in
Europe.

Certain statements in this release constitute "forward-looking statements" within the meaning of the federal securities laws.  Such statements involve known and unknown risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different than future results, performance or achievements expressed or implied in this release.  By way of example and not limitation and in no particular order, known risks and uncertainties include general economic and business conditions; the Company's substantial debt and ability to generate sufficient cash flows to service its debt; the Company's compliance with the financial covenants contained in its various debt agreements; changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in raw material costs and availability; downward selling price movements;
currency and interest rate fluctuations; increases in the Company's leverage;  the Company's ability to effectively integrate acquisitions; changes in the Company's business strategy or development plans; the timing and cost of plant closures; the success of new technology; and increases in the cost of compliance with laws and regulations, including environmental laws and regulations.  In light of these and other risks and uncertainties, the inclusion of a forward-looking statement in this release should not be regarded as a representation by the Company that any future results, performance or achievements will be attained.

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                                                  http://www.uscanco.com
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